Exhibit 8.1

Simpson Thacher & Bartlett llp

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

Exhibit 8.1

February 24, 2021

Paysafe Group Holdings Limited

25 Canada Square, 27th Floor

London, United Kingdom E14 5LQ

+44 (0) 207 608 8460

Paysafe Limited

Victoria Place

31 Victoria Street

Hamilton H10, Bermuda

+44 (0) 207 608 8460

RE:    Agreement and Plan of Merger, dated as of December 7, 2020.

Ladies and Gentlemen:

We have acted as U.S. counsel to Paysafe Group Holdings Limited, a private limited liability company incorporated under the laws of England and Wales (“PGHL”) in connection with the Agreement and Plan of Merger dated as of December 7, 2020 (as amended to the date hereof, the “Merger Agreement”), entered into by and among PGHL, Foley Trasimene Acquisition Corp. II, a Delaware Corporation (“FTAC”), Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), Paysafe Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), Paysafe Bermuda Holding LLC, a Bermuda Exempted limited liability company (the “LLC”), and Pi Jersey Holdco 1.5 Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“Pi Jersey Holdco” and, together with the Company, FTAC, the Merger Sub, the LLC, and Pi Jersey Holdco, the “Parties”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement or Registration Statement, as defined below.

This opinion is being delivered in connection with the filing of the registration statement on Form F-4 (Registration No. 333-251552) (as amended to the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain proposed transactions pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	TOKYO	WASHINGTON, D.C.

Simpson Thacher & Bartlett llp
Paysafe Group Holdings Limited	-2-	February 24, 2021
Paysafe Limited

We have examined (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters of PGHL and FTAC delivered to us for purposes of this opinion (the “Tax Officer’s Certificates”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed that (i) the Merger and the other transactions described in the Merger Agreement will be effected in accordance with the terms of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made in the Tax Officer’s Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Tax Officer’s Certificates “to the knowledge of”, or based on the belief of the party making the representation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, (v) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, and (vi) every U.S. holder who is a “five-percent transferee shareholder”, as defined in Treasury regulations promulgated under Section 367(a) of the Code (the “Section 367 Regulations”), with respect to the Company after the Merger, if any, will file a timely and effective “gain recognition agreement”, as defined in the Section 367 Regulations. We have assumed that the Tax Officer’s Certificates will be re-executed in substantially the same form by appropriate officers as of the Effective Time.

We have considered applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, including authorities relating to substance over form and economic substance, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Simpson Thacher & Bartlett llp

Paysafe Group Holdings Limited	-3-	February 24, 2021
Paysafe Limited

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the exchange by holders of FTAC Class A Common Stock and the acquisition of Company Common Shares by holders of FTAC Class A Common Stock solely in exchange therefor resulting from the Merger, taken together with related transactions, should qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code, and (ii) Section 367(a) of the Code should not apply to cause the holders of FTAC Class A Common Stock to recognize gain on the exchange by such holders of FTAC Class A Common Stock for Company Common Shares resulting from the Merger. We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the U.S. federal income tax law. In addition, notwithstanding anything to the contrary herein, we do not express any opinion as to (i) the Company’s treatment as a “surrogate foreign corporation” or U.S. corporation pursuant to Section 7874 of the Code and the Treasury regulations promulgated thereunder or (ii) the U.S. federal income tax consequences of the exchange of Non-Founder FTAC Warrants for Company Warrants pursuant to the Merger Agreement.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name under the caption “Proposal No. 1—The Business Combination Proposal—Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders—The Merger” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP